EXHIBIT 10.8
PRENTISS PROPERTIES TRUST
CHANGE IN CONTROL SEVERANCE PROTECTION PLAN
FOR KEY EMPLOYEES
ARTICLE I
Effective Date
     Effective as of October 3, 2005 (the “Effective Date”) PRENTISS PROPERTIES TRUST (the “Company”) hereby establishes the PRENTISS PROPERTIES TRUST Change in Control Severance Protection Plan for Key Employees (the “Plan”) as set forth in this document.
ARTICLE II
Definitions
     For purposes of this Plan, the following terms shall be defined as follows:
     2.1 “Accrued Compensation” shall mean an amount that includes all amounts earned, accrued or otherwise payable to a Participant as of the Participant’s Termination Date including (i) accrued pro rata Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Participant on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, (iv) the full target cash bonus for the year in which the termination occurs under the Company’s applicable annual bonus plan and any other bonus for any prior period which has not been paid as of the Qualifying Termination, and (v) any commissions that have accrued but have not been paid prior to the Termination Date, and/or any commissions or partial commissions that become payable after the Qualifying Termination.
     2.2 “Affiliate” means (i) any person directly or indirectly controlling, controlled by, or under common control with such other person, (ii) any executive officer, director, trustee or general partner of such other person, and (iii) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term “person” means and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity.
     2.3 “Base Salary” shall mean a Participant’s annualized base salary, calculated at the greater of the rate in effect (i) immediately prior to a Change in Control or (ii) as of the Participant’s Termination Date.
     2.4 “Board” means the Board of Trustees of the Company.
     2.5 “Bonus Amount” shall mean the 2004 bonuses paid to a Participant or deferred by a Participant.

     2.6 “Cause” shall mean:
             (a) Willful misconduct of the Participant in connection with the performance of any of his or her duties, including without limitation, misappropriation of funds or property of the Company or any of its Affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its Affiliates;
             (b) Conduct by the Participant that would result in material injury to the reputation of the Company if he or she were retained in his or her position with the Company, including without limitation, conviction of a felony under the laws of the United States or any state thereof, or of an equivalent crime under the laws of any other jurisdiction;
             (c) Continued or deliberate neglect by the Participant of his or her employment duties;
             (d) Any failure to comply substantially with any written rules, regulations, policies or procedures of the Company, if such non-compliance could be expected to have a material and adverse effect on the Company’s business and which has not been cured after reasonable notice;
             (e) Any willful failure to comply with the Company’s internal policies regarding insider trading or insider dealing which has not been cured after reasonable notice;
             Provided, however, that in the case of a determination by the Company that Cause exists based upon clauses (b) or (c) of this definition, the Company shall provide the Participant written notice of such grounds for termination, and the Participant shall have a period of fourteen (14) days in which to cure such Cause to the reasonable satisfaction of the Board; and
     2.7 “Change in Control” shall mean that (a) the Company has consummated a transaction pursuant to any agreement with any person or entity that involves the transfer of ownership of more than fifty percent (50%) of the Company’s total assets or earnings power on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission (including an agreement for the acquisition of the Company by merger, consolidation, or statutory share exchange regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange or for the sale of substantially all of the Company’s assets to the person or entity), (b) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination or combination of these transactions, the persons who were trustees of the Company before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last such transaction, (c) any person or entity is or becomes an Acquiring Person, or (d) during any period of two consecutive calendar years, the Continuing Trustees cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, “Continuing Trustee” means any member of the Board, while a member of the Board and (1) who was a member of the Board prior to May 11, 2005 or (2) whose subsequent nomination or election to the Board was recommended or approved by a majority of the Continuing Trustees; and “Acquiring Person” means that (i) a person, considered alone or together with all Affiliates and associates of that person or entity, becomes directly or indirectly the beneficial owner of securities representing at least twenty percent (20%) of the Company’s outstanding securities entitled to vote generally in the election of the Board, or (ii) a person or entity enters into an agreement that would result in that person or entity satisfying the conditions in subsection (i) or that would result in an Affiliate’s failure to be an Affiliate.
     2.8 “Class A Participant” shall mean the Company’s Chief Financial Officer and any Regional Managing Director of the Company employed by the Company prior to and on the date of the occurrence of a Change in Control.
     2.9 “Class B Participant” shall mean any Senior Vice President of the Company employed by the Company prior to and on the date of the occurrence of a Change in Control.
     2.10 “Class C Participant” shall mean any other officer of the Company employed by the Company prior to and on the date of the occurrence of a Change in Control other than Michael V. Prentiss and Thomas F. August.
     2.11 “Code” shall mean the Internal Revenue Code of 1986 as amended and the regulations promulgated thereunder.
     2.12 “Company” shall mean Prentiss Properties Trust, a Maryland real estate trust or any successor thereto.
     2.13 “Continuation Period” shall mean for a Class A Participant, the two-year period commencing on a Participant’s Termination Date; for a Class B Participant, the eighteen month period commencing on a Participant’s Termination Date; and for a Class C Participant, the one-year period commencing on a Participant’s Termination Date.
     2.14 “Disability” shall mean (i) a Participant’s physical or mental inability, confirmed by a licensed physician, to perform substantially any of the material responsibilities of his or her position that continues for a period of 180 consecutive days, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, a Participant’s receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     2.15 “Effective Date” shall mean the date the Plan is approved by the Board or such other date as the Board shall designate in its resolution approving the Plan.
     2.16 “Good Reason” shall mean:
(a)	The Company requiring the Participant’s relocation more than fifty (50) miles from the Participant’s primary office subsequent to the Change in Control, without such Participant’s consent;

(b)	A material adverse alteration in the nature of his or her position, provided that (i) a change of title or (ii) a change of reporting and, in either case, a concomitant change of duties, shall not be considered a material adverse alteration unless the duties are materially inconsistent with the participant’s duties at the time of the Change in Control took place;

(c)	Exclusion from the Company’s, or upon a Change of Control, its successor’s, long term incentive plan or reduction by the Company of the Participant’s (i) annual base salary, or (ii) target bonus; or

(d)	An assignment of duties to the Participant that are materially inconsistent with his or her job description at the time the Change in Control took place.
     2.17 “Notice of Termination” shall mean a notice that indicates the specified provisions in this Plan, if any, relied upon as the basis for any termination of employment and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.
     2.18 “Participant” shall mean any Class A Participant, Class B Participant or Class C Participant.
     2.19 “Plan” shall mean the Prentiss Properties Trust Change in Control Severance Protection Plan for Key Employees.
     2.20 “Qualifying Termination” shall mean a termination of employment (1) by the Company for any reason other than Cause (including death or Disability) or (2) by the Participant for Good Reason, and in the case of either (1) or (2), within (a) for purposes of eligibility for the Severance Benefit, (i) two years of a Change in Control for Class A Participants and Class B Participants or (ii) one year of a Change in Control for Class C Participants, and (b) for purposes of equity vesting and acceleration under Section 4.5 of the Plan, three years from the later of: (i) a Change in Control or (ii) the date of grant of any award of restricted stock or option in a successor entity that was granted in connection with a Change in Control; provided, however, that if any such termination occurs within one year prior to a Change in Control then the termination of such Participant shall be deemed to be a Qualifying Termination and such Participant shall be eligible for the benefits provided under Article IV immediately upon the occurrence of the Change in Control.
     2.21 “Severance Benefit” shall mean the compensation and benefits payable in accordance with Article IV of the Plan.
     2.22 “Termination Date” shall mean the date of termination of a Participant’s employment.

ARTICLE III
Participation
     Participants shall be those officers who qualify as Class A Participants, Class B Participants or Class C Participants. Any individual who is a Participant as of the occurrence of a Change in Control shall continue as a Participant until the date on which the Participant has received the entire amount of the Severance Benefit, if any, payable to such Participant under the Plan, and for three years after a Change in Control for purposes of Section 4.5 of the Plan.
ARTICLE IV
Severance Benefit
     4.1 Right to Severance Benefit. A Participant shall be eligible for the severance benefits set forth in this Article IV in the event that the Participant experiences a Qualifying Termination. If the employment of a Participant is terminated for any reason other than those constituting a Qualifying Termination, the Participant shall not be entitled to any of the benefits provided under this Article IV. Specifically, and without limiting the generality of the foregoing, neither a termination of a Participant’s employment by the Company for Cause nor a resignation by a Participant other than for Good Reason shall constitute a Qualifying Termination. Notwithstanding anything to the contrary, in the event of a Qualifying Termination of a Participant, the Company shall require a Participant to execute a release of claims, in a form satisfactory to the Company, as a precondition to receiving the benefits provided under this Article IV.
     4.2 Amount of Severance Benefit. If a Participant experiences a Qualifying Termination, he or she shall be entitled to the following Severance Benefit:
           (a) The Company shall pay to the Participant all Accrued Compensation within fifteen (15) days after the Participant’s Termination Date;
           (b) The Company shall pay to a Class A Participant or Class B Participant, as severance pay and in lieu of any further salary for periods subsequent to such Participant’s Termination Date, an amount equal to the sum of (i) such Participant’s Base Salary and (ii) such Participant’s Bonus Amount, multiplied by the appropriate multiple which for a Class A Participant shall be 2.0 and for a Class B Participant shall be 1.5. The Company shall pay to a Class C Participant, as severance pay and in lieu of any further salary for periods subsequent to the Participant’s Termination Date, an amount equal to the greater of (x) the sum of (1) the Participant’s Base Salary and (2) the Participant’s Bonus Amount or (y) an amount equal to the product of (A) one-twelfth (1/12) of the Participant’s Base Salary and (B) the number of years such Participant had been employed by the Company prior to the Termination Date. If any Participant receives any payment under any severance plan or policy of the Company prior to payment under this Plan, the amount payable to the Participant under this Section 4.2(b) shall be offset by the amount already paid to the Participant under such plan or policy. The amount due under the first sentence of this Section 4.2(b) shall be payable in a lump sum within fifteen (15)

days after the later of: (i) the Participant’s Termination Date and (ii) the occurrence of the Change in Control if the Participant’s Qualifying Termination took place prior to the Change in Control; and
           (c) During the Continuation Period, the Company shall at its sole expense continue on behalf of the Participant and his or her dependents and beneficiaries (i) medical, health, dental and prescription drug benefits, (ii) long-term disability coverage and (iii) life insurance and other death benefits coverage. The coverage and benefits (including deductibles, costs and contributions by the Participant, if any) provided under this Section 4.2(c) during the Continuation Period shall be no less favorable to the Participant and his or her dependents and beneficiaries than the most favorable of such coverage and benefits provided the Participant and his or her dependents and beneficiaries during the 90-day period immediately prior to the Change in Control or as of any date following the Change in Control but preceding the Participant’s Termination Date. The obligation under this Section 4.2(c) with respect to the foregoing benefits shall be limited if the Participant obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Participant than the coverage and benefits required to be provided hereunder. Any period during which benefits are continued pursuant to this Section 4.2(c) shall be considered to be in satisfaction of the Company’s obligation to provide “continuation coverage” pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage under Section 4980B shall be reduced by the period during which benefits are provided pursuant to this Section 4.2(c).
           (d) Notwithstanding the foregoing, if any Participant has an individual arrangement or agreement with the Company that would provide different benefits than those set forth in this Section 4.2, such Participant must choose between those benefits and the benefits set forth in this Section 4.2; provided, however, that should any such Participant elect not to receive the benefits under this Section 4.2, he or she shall still be entitled to benefits under Sections 4.3, 4.4 and 4.5 hereof and shall receive the benefits hereunder in addition to any benefits that may be offered under the individual arrangement; provided however, there shall be no duplication of benefits. For example, if a Participant is entitled to one year of compensation under this Plan and two years of compensation under the individual arrangement, such Participant shall receive two years of compensation.
     4.3 Mitigation. The Participant shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment except to the extent provided in Section 4.2(c).
     4.4 Other Benefits. The Participant’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

     4.5 Equity Vesting and Acceleration. If the Qualifying Termination takes place within three years of the later of: (i) a Change in Control or (ii) the date of grant of any award of restricted stock or any option in a successor entity that was granted in connection with a Change in Control, then the restrictions with respect to any such grant of restricted stock to such Participant shall immediately lapse, and any such option granted to such Participant shall become immediately vested and exercisable.
ARTICLE V
Termination of Employment
     Following a Change in Control, any purported termination of employment, either by the Company or by the Participant, shall be communicated by written notice of termination to the other.
ARTICLE VI
Tax Gross-Up
     6.1 Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Participant, by the Company, any Affiliate, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any Affiliate of such person, whether paid or payable or distributed or distributable pursuant to any of the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.
     6.2 Determination By Accountant. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 6.2, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 6.2, shall be made by an independent accounting firm selected by the Participant from among the five (5) largest accounting firms in the United States (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Participant by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Participant (if the Participant reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting

Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Participant has substantial authority not to report any Excise Tax on his or her federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Participant within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Participant, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant. In the case of an Overpayment, the Participant shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Participant shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he or she has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 6.2, which is to make the Participant whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Participant repaying to the Company an amount which is less than the Overpayment.
ARTICLE VII
Successors to Company; Assignability by Participant
     7.1 Successors to Company. This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall mean a trust, corporation or other entity acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise.
     7.2 Assignability by Participant. Neither this Plan nor any right or interest hereunder shall be assignable or transferable by a Participant or his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by a Participant’s legal personal representative.

ARTICLE VIII
Duration, Amendment and Plan Termination
     8.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 8.2.
     8.2 Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, by resolution adopted by a majority of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protection of any individual hereunder shall be effective if the Board action authorizing such amendment, modification or termination is taken within the one (1) year period immediately prior to a Change in Control, any such attempted amendment, modification or termination being null and void ab initio; and further provided, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, any such attempted amendment, modification or termination being null and void ab initio. From and after the occurrence of a Change in Control, the Plan (i) may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided to any individual hereunder and (ii) may not be terminated until the third anniversary of the Change in Control. Notwithstanding the foregoing, prior to the earlier of the effective date of a Change in Control and December 31, 2005 (or such later date that may be permitted under regulations and other guidance that may be issued under Section 409A of the Code), the Board, in its sole discretion, shall have the authority, but not the obligation, to modify the Plan to conform with Section 409A of the Code so long as such modification is not adverse to Participants.
     8.3 Form of Amendment. Any amendment or termination of the Plan shall be effected by written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.
ARTICLE IX
Miscellaneous
     9.1 Employment at Will. Each Participant shall be an employee-at-will and the Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee or change any employment policies of the Company.
     9.2 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.3 Non-exclusivity of Rights. Nothing in this Plan shall prevent or limit any Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as any Participant may have under any other agreements with the Company or any of its Affiliates; provided, however, that a Participant who is entitled to receive a Severance Benefit hereunder shall not be entitled to any severance pay or benefit under any other plan of, or agreement with, the Company or any Affiliate. Amounts that are vested benefits or to which a Participant is otherwise entitled under any plan or program of the Company or any of its Affiliates shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.
     9.4 Settlement of Claims. The Company’s obligations to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right that the Company may have against a Participant or others.
     9.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall, to the extent not preempted by federal law, in all respects be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to conflicts of law principles thereof.
     9.6 Notwithstanding anything contained herein to the contrary, a Class A Participant, Class B participant or Class C Participant shall not include the Regional Managing Director for Southern California.
[Signature Page Follows]

PRENTISS PROPERTIES TRUST
By:	/s/ Thomas F. August
Thomas F. August
Chief Executive Officer

Change In Control Severance Protection Plan for Key Employees Dated October 3, 2005